Exhibit 99.1

LSI Industries Inc. Announces Board Appointments

CINCINNATI, Jan. 28, 2019 (GLOBE NEWSWIRE) -- LSI Industries Inc. (NASDAQ:

LYTS) today announced the appointments, effective January 23, 2019, of Amy L. Hanson and James A. Clark to the Board of Directors. LSI also announced that James P. Sferra and Gary P. Kreider retired from the Board, effective January 23, 2019.

Ms. Hanson served as Executive Vice President and Corporate Officer with Macy’s, Inc. from 2008 until her retirement in April 2016. During that period in her career, she had responsibility for Macy’s consumer credit and services division, omni-channel support, non-merchandise procurement, general financial services, real estate strategy and property development. She enjoyed an accomplished career with Macy’s starting in 1983 and held various positions of increasing responsibility, including her 2002 appointment to President of MCCS Group, Macy’s consumer credit and services division, and her 2006 promotion to Vice Chair and director of stores for Macy’s North. Ms. Hanson led Macy’s transition teams through several major organizational and operational integrations during Macy’s acquisitions and structure transformations during her career. Ms. Hanson is a certified public accountant and has been appointed Chair of LSI’s Audit Committee. Ms. Hanson is CEO of Amy Hanson Advisory Services, providing consulting services on general retail strategy, consumer insight and services, real estate, technology and private label credit strategies. She also serves on the boards of Messer, Inc. and Switch, Inc. Ms. Hanson is actively involved in numerous Cincinnati community service organizations, including the Cincinnati Art Museum Board of Trustees.

The Board also appointed James A. Clark as a member of the Board of Directors. Mr. Clark has served as President and Chief Executive Officer of the Company since November 1, 2018.

Bill O’Gara, Chairman of the Board, commented, “We are delighted to have Amy join the LSI Board, particularly given the relevance of her experience in the retail environment. Amy’s retail perspective, extensive leadership and finance expertise will serve the Board well. We are also pleased to add Jim Clark to the Board and are confident in his leadership ability to move LSI into a sustained period of higher growth and profitability.”

The Company also announced that James P. Sferra and Gary P. Kreider have retired from the Board of Directors. Mr. Sferra was one of the founders of LSI and has been a member of the Board of Directors since 1976. He served in a variety of leadership and executive manufacturing roles during his long career with LSI until his retirement in March 2015. Mr. Kreider joined the LSI Board in 2002 and served as Chairman from November 2014 to August 2018. He was a senior partner with the Cincinnati law firm of Keating Muething & Klekamp and has maintained an affiliation with the firm following his retirement in 2005.

New Board Member Amy L. Hanson New Board Member James A. Clark

Mr. O’Gara commented, “We have been very fortunate to have Jim Sferra and Gary Kreider serve as integral parts of our Board. Jim is one of the Company founders and his vision, passion and determination helped grow LSI to its market prominence today. We are very pleased to name our Cincinnati assembly facility the Jim Sferra Founders Hall. We also appreciate the many years of outstanding service that Gary Kreider provided to the Board. As the previous Chairman of the Board, Gary’s insight, counsel and advice have proven invaluable over his tenure. We wish them all the best for a long and happy retirement.”

About the Company

LSI Industries Inc. is a U.S.-based designer, manufacturer and marketer of lighting, graphics and technology solutions for both indoor and outdoor applications. The Company is a leader in the primary markets it serves including petroleum, automotive, quick serve restaurants, grocery, banking, retail, renovation, parking and warehousing. Products are marketed throughout North America by a network of independent sales representatives and distributors, as well as through national accounts. LSI partners with its customers to provide a full range of design support, engineering, installation and project management services. Headquartered in Blue Ash, Ohio, LSI currently employs over 1,200 employees and operates eight facilities throughout the U.S. The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS. Additional information can be found on the Investor Relations page at www.lsi- industries.com.

Forward-Looking Statements

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.lsi-industries.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

For further information, contact: Jim Galeese, Executive Vice President and Chief Financial Officer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, are available on the Company’s internet site at www.lsi-industries.com or by calling the Investor Relations Department at (513) 793-3200.

CONTACT:

JIM GALEESE

(513) 793-3200

Photos accompanying this announcement are available at

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